AZITRA, INC.

All Employee, Officer, Director and Consultant
Insider Trading Policy
(As of May 15, 2023)
To all Employees, Officers, Directors and Consultants of Azitra, Inc. and all Subsidiaries of Azitra, Inc.
Re: Statement of Policies on Trading in Securities
Dear Employee, Officer, Director and/or Consultant:
    Attached is a copy of the Statement of Policies on Trading in Securities of Azitra, Inc. and of other publicly-traded companies with which we do business. These policies apply to all employees, officers, directors and consultants of Azitra, Inc. and of any company owned by Azitra, Inc., including all such persons located outside the United States.
The Statement allows for approved Rule 10b5-1 trading plans. Adoption of such a plan would relieve you of certain trading restrictions within the policies. As you will see from the Statement, the consequences of improper dealings in securities continue to be devastating, both for the individual and for Azitra, Inc. Please take a few minutes right now to read the Statement. Then please sign and return the attached copy of this letter to the undersigned, Norman Staskey.
If you have any questions about the Statement or your personal situation, you are encouraged to call me. I can be reached at (513) 659-6819.
Sincerely,

/s/ Norman Staskey,
Chief Financial Officer

ACKNOWLEDGMENT
I acknowledge that I have read and understand and agree to comply with the Statement of Policies on Trading in Securities, a copy of which was distributed with this letter.

Dated: Signature: Name: (Please print)

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Statement of Policies on Trading In Securities
Azitra, Inc. has adopted several policies on trading in securities both of Azitra, Inc. and of other corporations. These policies apply equally to employees, officers, directors and consultants of Azitra, Inc. and of companies owned by Azitra, Inc. (all of which are referred to collectively for convenience as “Azitra” or the “Company”). “Securities” includes stock, preferred stock, warrants, convertible debentures and exchange-traded derivative securities. Please read this document carefully.

Policy Statement No. 1: (“Insider Trading”)	No director, officer, employee or consultant of Azitra who has any material nonpublic information relating to the Company or to any publicly-traded companies with which the Company does business, such as customers, partners, or suppliers, may buy or sell securities of the Company or such other companies, pass the information to others or otherwise attempt to take advantage of the information. All memoranda, correspondence and other documents that contain nonpublic information must be kept in a secure place, such as a locked office or locked file cabinet, where others do not have access to such materials. Even if you are not in possession of inside information, you must not recommend to any other person to buy or sell securities of the Company or any other publicly-traded companies with which the Company does business. These policies also apply to family members, other members of a person’s household and entities controlled by a person covered by these policies, as described below.
Policy Statement No. 2: (“Speculative Trades”)	No director, officer, employee or consultant of Azitra may engage in any short term or speculative transactions involving securities of the Company. These prohibited speculative transactions include: open-market opposite-way trades (a sale and a purchase or a purchase and a sale) within six months of each other, short sales, publicly traded options, hedging transactions, margin accounts and pledged securities, and standing and limit orders.

Questions and Answers About Insider Trading
1.    Why do we need a written policy?
Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness of the U.S. securities markets. The securities laws are continually reviewed and amended to prevent people from taking unfair advantage of their position and to increase the punishment for those individuals who do. These laws require publicly-traded companies to have clear policies on insider trading. In addition, Azitra takes seriously its goal of upholding very high standards of ethics and conduct. We wish to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company. We have worked hard to establish a reputation for integrity and ethical conduct and cannot afford to have it damaged.

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2.    What are the penalties for violating the policy?
For individuals who trade on inside information or tip information to others:
•A jail term of up to 20 years;
•A civil penalty of up to the greater of $1,000,000 and three times the profit gained or loss avoided; and
•A criminal fine of up to $5 million (no matter how small the profit).
For a company (as well as certain supervisors) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of the greater of $25 million or three times the profit gained or loss avoided as a result of the employee’s violation.
In addition, the Company may impose discipline, up to and including termination, for failing to comply with the Company’s policies.
3.    What is material information?
Material information is any information that a reasonable investor would consider important in deciding to buy, hold or sell stock or that could reasonably be expected to affect the price of the stock. It can be positive or negative information. Again, it can be information about the Company and its subsidiaries or about a company with which we do business.
Examples:
•Projections of future earnings or losses;
•The proposed acquisition of a company or business, or sale of a company or any assets;
•New equity or debt offerings;
•Significant new discoveries, or grants or allowances of patents;
•A stock split or change in dividend policy;
•Significant price changes;
•Significant product defects or modifications;
•The gain or loss of a significant sale, customer or collaborator;
•Significant FDA or other regulatory actions;
•Results of clinical studies;
•Financial problems or plans to file bankruptcy;
•Changes in senior management;

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•Plans to raise additional capital through stock sales or otherwise; and
•Significant litigation exposure due to actual or threatened litigation.
4.    When is information nonpublic?
Information is considered to be nonpublic until 48 hours after the Company has disclosed the information by issuance of a press release to the news services or by an appropriate disclosure filing with the SEC.
5.    How can I tell if something I know is material?
Employees are not expected to make the determination of whether information that they have and that they know is not public is “material,” nor should they take the risk of doing so. If you are aware of some information that might be material and are contemplating a stock trade, you should contact the Chief Financial Officer of Azitra. You are encouraged to err on the side of caution.
6.    How do I know if information is now public and it is OK to start trading?
Once you know that there is material information that needs to be publicly released before anyone can trade, you must wait until two full business days after the public release is made. If it is information relating to the Company, you can ask the Chief Financial Officer if the news release has been made. If it is information relating to a customer, supplier, etc., you might need to investigate other news sources or ask the member of management who is responsible for the relationship with that company. Please remember that the decision of when any information about a company will be publicly released belongs solely to senior management of that company. The timing of news releases can involve many complicated legal and business factors and delays of several days or longer are not uncommon. No employee should ever disclose material information to the public unless specifically authorized to do so by a senior executive officer of Azitra, no matter the amount of inconvenience to the employee.
7.    Once information is released publicly, can I go ahead and trade?
The markets require some time to process new information. Generally, you must wait two full business days after any release prior to trading. Most press releases are made after the market has closed. For instance, if the Company issues a press release after the close of business on Tuesday, you should wait until Friday to trade.
8.    Who do these policies apply to?
These policies apply to all employees, officers, directors and consultants of Azitra and its majority-owned subsidiaries, even such persons located outside the United States. Even though you might not have daily access to information about Azitra itself, information about your employer or about dealings between your employer and Azitra could have an effect on the price of Azitra stock. You also might have access to information about customers, suppliers and the like that also is covered by this policy.
These policies applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your

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influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of these policies and applicable securities laws as if the transactions were for your own account.

These policies also apply to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of these policies and applicable securities laws as if they were for your own account.

9.    What can I tell my family members and friends? Prohibition on Tipping.
You are responsible for ensuring that every Family Member and Controlled Entity complies with these policies. The SEC and the courts often view people in the same household as a “unit” and impose penalties accordingly. In addition, any person who possesses material nonpublic information about the Company is an “insider” for as long as the information is not publicly known and must not pass that information on to others intentionally or unintentionally (“tipping”).
You also should be aware that trading in securities by anyone who receives any material nonpublic information (including information in the form of a recommendation to buy or sell stock, even if the material nonpublic information is not disclosed) from you, including your relatives, friends, doctor, lawyer or accountant, can result in liability for you, for them and for the Company. This is true whether you told them in the hopes that they could trade and make some money, whether you were telling stories over a cocktail, or whether you thought they were under an obligation of confidence to you. It does not matter if you benefit personally from their trading, the courts are continually broadening this type of liability, resulting in substantial penalties. The SEC, the stock exchanges and FINRA use sophisticated electronic surveillance techniques to uncover insider trading and the SEC has imposed large penalties even when the disclosing person did not profit from the trading. You should exercise extreme discretion in making any disclosures. Of course, your confidentiality agreement also prohibits you from making unauthorized disclosures of the confidential information of the Company or of those with whom the Company does business.
10.    Are there any exceptions?
Unfortunately, the SEC and the courts do not recognize any exceptions, even the need to raise immediate cash for personal emergencies such as medical expenses. The policy does not, however, apply to exercises of outstanding options (but does apply to sales of any shares purchased by exercising options) because the other party to the transaction is the Company itself. The policy also does not apply to any transactions where there is no real transfer of ownership, such as the transfer of stock into your family trust. However, these policies otherwise apply to private transactions, including gifts, where there is a functional change in ownership. Be aware that a sale or purchase of stock that you arrange privately, rather than through the open market, can still result in liability.
11.    Do I need permission to trade in stock?
The directors and executive officers of the Company and certain others will be subject to additional policies regarding trading in Company securities, including pre-approval of trading and

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limitations on trading during certain “blackout periods.” These parties have been separately notified of their obligations.
In addition, there may be times when the Company is aware of material nonpublic news that is not widely disseminated inside the Company. At such times, the Company may impose upon selected groups of employees an obligation to refrain from trading. Please also see the below section on “Questions and Answers About Speculative Trades” as there are restrictions on “speculative trades” and a restriction on short term trading. Otherwise, there is no need to obtain prior permission.
11.    Can I gift stock while I possess material nonpublic information or during a trading blackout period?
No. A gift of stock could subject you to insider trading liability if you are aware of material nonpublic information at the time of the gift and knew or were reckless in not knowing that the recipient would sell the securities prior to the disclosure of such information. Therefore, gifts may only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period.
Questions and Answers About Short Term and Speculative Trades
1.    What are short term and speculative trades and why shouldn’t I do them?
For purposes of these policies, short term trades are open-market opposite-way trades (a sale and a purchase or a purchase and a sale) within six months of each other. Speculative trades are transactions such as purchasing on margin (i.e., borrowing from a brokerage or bank, but not including “cashless” option exercises), short sales (where you sell stock you do not currently own, in the hope that by the time you have to deliver the market price will have declined), puts and calls (including options on stock trading on any stock exchange or futures exchange), standing and limit orders (including orders to either buy stock at a designated maximum price per share or sell stock at a minimum price share) and hedging transactions (including forwards and equity swaps). The Company believes that short term and speculative trading in Azitra stock reflects poorly on the Company. Employees, officers, directors and consultants should not be engaging in any short term or speculative types of trades.
2.    Am I supposed to hold any stock that I purchase for a particular period of time?
As a general rule, the Company encourages all employees to hold any stock that they purchase in the open market (i.e., not including stock purchased upon exercise of an employee stock option) for at least six months. The top executives of the Company are already subject to the SEC’s “short-swing” profit rule, which prohibits sales and purchases inside of any six-month period.
Rule 10b5-1 Trading Plans
You may establish a trading plan that meets the requirements of SEC Rule 10b5-1(c), and which has been approved by the Company. Adoption of such a trading plan would relieve you of certain restrictions within the policies as to the shares covered by the plan. Typically, your broker would provide a form of plan which our counsel would review. If you are interested in adopting a trading plan, we recommend you contact Azitra’s Chief Financial Officer.

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Where to go for additional information
Any person who has any questions about specific transactions or trading plans may obtain additional information from Azitra’s Chief Financial Officer. Note that the ultimate responsibility for adhering to these policies, however, rests with you. Use your best judgment and act with the Company’s interests, as well as your own, in mind.

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AZITRA, INC.
Officer, Director, and Key Employee Insider Trading Policy
To all Officers, Directors and Certain Key Employees of Azitra, Inc.
Re:    Statement of Policies on Trading in Securities by Officers, Directors, and Certain Key Employees
Ladies and Gentlemen:
The Board of Directors has adopted the attached Policies on Trading in Securities for the benefit of the Company and its employees in order to set forth the policies of the Company with respect to insider trading. These Insider Trading Policies allow for approved Securities and Exchange Commission Rule 10b5-1 trading plans and a window period commencing on the third business day following the publication of the Company’s quarterly or annual financial results and ending on the 15th day of the last month in the next fiscal quarter. As you will see from the Statement, with respect to the Rule 10b5-1 trading plans, the Board has adopted procedural requirements for transactions in the Company’s securities in order to reduce the risk of litigation and bad press, and to preserve the hard-earned good name of the Company and its people. The Company must approve any plan, arrangement or trading instructions adopted pursuant to Securities and Exchange Commission Rule 10b5-l.
Directors, officers and certain key employees of Azitra including those officers of subsidiaries who are currently deemed to be officers of Azitra, are subject not only to the Company’s Policies on Trading in Securities but to certain additional policies as well. The purpose of these policies is to prevent any trading that could result in liability for you or for the Company. While these policies are quite restrictive, we believe that reasonable trading in compliance with the policies is certainly possible. Attached you will find both the Statement of Policies that applies to all employees, officers, directors and consultants and the Statement of Policies on Trading in Securities by Officers, Directors and Certain Key Employees. I have attached the list of affected officers, directors and key employees.
Administration of these policies is principally my responsibility. You will notice, however, that employees are encouraged to ask questions of or seek guidance from any officer of the Company in certain areas, such as whether a given piece of information is “material” or whether it has been disclosed. We certainly do not expect (nor do we want) you to be making these determinations in a vacuum and ask that you call us promptly if there is any doubt.

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Please take a few moments to read both of these Statements. Then please sign and return the attached copy of this letter to me.

Sincerely,
/s/ Norman Staskey,
Chief Financial Officer

ACKNOWLEDGMENT
I acknowledge that I have read and understand and agree to comply with both the Azitra, Inc. Statement of Policies on Trading in Securities and the Azitra, Inc. Statement of Policies on Trading in Securities by Officers, Directors and Certain Key Employees, copies of which were distributed with this letter.

Dated: Signature: Name: (Please print)

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STATEMENT OF POLICIES ON TRADING IN SECURITIES BY OFFICERS, DIRECTORS AND CERTAIN KEY EMPLOYEES
In addition to its policies on trading in securities applicable to all employees, Azitra, Inc. (“Azitra” or the “Company”) has adopted several policies on trading in securities that apply specifically to its directors, officers and certain key employees. Please read this document carefully.

Policy Statement No. 1: (“Window Period”)	Directors, officers and certain key employees of Azitra (see below) may engage in transactions in Azitra securities, including gifts, only during “window” periods commencing on the third business day following the publication of the Company’s quarterly or annual financial results and ending on the 15th day of the last month in the next fiscal quarter, unless pursuant to an approved 10b5-1 trading plan.
Policy Statement No. 2: (“Pre-clearance”)	Directors, officers and certain key employees of Azitra may only engage in stock trades, including gifts, even during the window periods, after obtaining prior clearance from the Chief Financial Officer, unless the stock trades are made pursuant to an approved 10b5-1 trading plan (see attached Pre-Clearance Notice).
Policy Statement No. 3: (“10(b)5-1 Trading Plans”)	Directors, officers and employees of Azitra may engage in stock sales in Azitra securities pursuant to an approved 10b5-1 trading plan (as defined below).

Questions and Answers About Window Periods and Preclearance
1.    Who is subject to these policies?
Each member of Azitra’s Board of Directors and each executive officer of Azitra is subject to these policies. In addition, the Company may designate certain additional persons as being subject to these policies. Such individuals may include the top executives of important subsidiaries and certain other personnel whose jobs involve both executive level responsibility and significant access to material information. The Chief Financial Officer will at all times maintain a list of those individuals who are subject to these policies. Once you have been informed that you are subject to these policies, you will remain so until notified otherwise. Your Family Members and Controlled Entities are also subject to these policies.
Please note that these policies are different from the “short-swing trading” restrictions imposed under Section 16 of the Securities Exchange Act of 1934, as amended. Only the members of the Azitra Board of Directors and the most senior executive officers are subject to these additional restrictions. Persons who are subject to Section 16 have been notified separately of their status. The Memorandum on Section 16 of the Exchange Act previously distributed to you contains a description of the obligations of Section 16 persons.

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2.    When do the window periods begin and end?
In addition to the general prohibition on trading in the Company’s securities while in the possession of material nonpublic information, directors, officers, employees and consultants of Azitra may engage in transactions in Azitra securities only during approved “window” periods. The window periods will begin on the third business day following the publication of the Company’s quarterly or annual financial results and end on the 15th day of the last month in the next fiscal quarter.
For example, consider an insider’s proposed transaction as of Friday, June 2, 2023. The trading window should be open as of that date, since Azitra would have previously released its first quarter earnings, however the window will close on Thursday, June 15, which is the 15th day of the last month in the next fiscal quarter. Assuming that Azitra issues its second quarter earnings release on Monday, July 31, 2023, the window will reopen on Thursday, August 3, which is the third business day following the publication of the earnings release. Any questions concerning the beginning and ending of the window period should be directed to the Chief Financial Officer.
3.    Are there any exceptions?
As with the general policy on trading, these policies do not apply to exercises of outstanding options (but they do apply to sales of any shares purchased by exercising stock options) and any other transactions as to which the officer or director has no control over the timing, such as any exchange of shares pursuant to a merger, etc. The policies also do not apply to any transactions where there is no real transfer of ownership, such as the transfer of stock into your family trust. However, these policies otherwise apply to private transactions, including gifts, where there is a functional change in ownership. In addition, the policies regarding window periods and pre-clearance do not apply to transactions made pursuant to an approved Rule 10b5-1 trading plan.
4.    Are trades during the window periods presumptively OK?
No. That is why we have the additional pre-clearance requirement. Any director, executive officer or key employee who is actually aware of material nonpublic information should never trade until the public disclosure is made, even during the window periods, unless the stock trades are made pursuant to an approved 10b5-1 trading plan. From time to time, we may declare a special “blackout period” and prohibit trading due to material nonpublic information developments. Such “blackout periods,” however, would not apply to approved 10b5-1 trading plans. Since not every director, officer and key employee will he aware at all times of all material information, the pre-clearance procedure is needed to ensure that no trades are inadvertently made prior to disclosure of material information. A copy of a pre-clearance notice and checklist is attached for your files.
Questions and Answers About 10b5-1 Trading Plans
1.    What is an approved 10b5-1 trading plan?
A 10b5-1 trading plan is a contract, instruction or written plan for the purchase or sale of Azitra Securities that meets the requirements of SEC Rule 10b5-1 and is approved by our Chief Financial Officer. Typically, your broker would provide a form of plan which our counsel would review. An “approved Rule 10b5-1 trading plan” is a plan that has been approved by the Company in writing.

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2.    What are Azitra’s requirements on 10b5-1 trading plans?
Azitra imposes some requirements on 10b5-1 trading plans. These requirements are as follows:
•The 10b5-1 trading plan must be in writing and signed by the person adopting the trading plan.
•The plan must be established at a time when you do not possess material nonpublic information about the Company. Plans adopted by an officer or director must include representations in the plan certifying that such director or officer is not aware of any material nonpublic information and is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
•The trading plan and any amendments must be approved by the Chief Financial Officer.
•Amendment or modification to the plan is permissible as long as the amendment or modification is approved by the Chief Financial Officer.
•The first trade made pursuant to the plan may take place no less (i) in the case of officers and directors, the later of (A) 90 days after adoption or modification of the plan and (B) two business days after filing of Azitra’s financial results for the fiscal quarter in which the plan was adopted or modified (not to exceed 120 days) and (ii) for all other employees and consultants, 30 days after adoption of the plan.
•The plan must specify a fixed number or dollar amount of shares to be purchased or sold, or specify or establish a formula for the amount of stock to be purchased or sold, the dates on which the stock is to be purchased or sold, and the prices (which can be the market price) at which the stock is to be purchased or sold. The dates of the purchases or sales must be in a range of not less than five trading days, and the choice of the exact trading day must be left to the stockbroker.
•Alternatively, a trading plan can he adopted that completely delegates to another independent person who is free of any inside information (e.g., a stock broker) complete discretion, without any influence whatsoever by the person adopting the plan, over the authority as to how, when and whether to sell or purchase shares.
•Trades made under the trading plan must be executed by a stockbroker other than the stockbroker that executes trades in other securities for the person adopting the trading plan, and the person adopting the trading plan acknowledges that, during the term of the trading plan, he or she may not confer with the stockbroker executing trades under the trading plan regarding Azitra or its securities.
3.    What actions are necessary to adopt a plan?
You must provide the proposed 10b5-1 trading plan to the Chief Financial Officer for approval. It must meet the requirements described in this Statement. Once you obtain Azitra’s approval, you must sign and deliver the trading plan to your stockbroker. The trading plan also must be filed with the Chief Financial Officer of Azitra.
Azitra will only review trading plans for compliance with its own internal requirements and not for compliance with Rule 10b5-1. You remain individually responsible for compliance with all applicable laws, rules and regulations on insider trading and remain subject to disciplinary action for any violations, regardless of whether a 10b5-1 trading plan has been adopted.

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Azitra strongly recommends that you consult with a stockbroker and outside attorney before adopting a trading plan.
4.    I am subject to the window period, which currently is closed. May I adopt a trading plan while the window is closed?
Rule 10b5-1 trading plans must be established at a time when you are not in possession of material nonpublic information. Although there is no specific prohibition on adopting a plan during a closed trading window, you should carefully consider whether you are in possession of material nonpublic information.
5.    Can I trade outside the 10b5-1 plan?
Yes. You may sell or purchase Azitra securities outside of the 10b5-1 trading plan if such trades are pre-cleared and made during the window periods.
6.    Must I publicly disclose my 10b5-1 trading plan?
No, however the Company will be required to disclose the adoption and modification of any 10b5-1 trading plan of an officer or director of the Company. Also, officers and directors will need to disclose by way of their Forms 4 or 5 whether any reported trades were conducted pursuant to a Rule 10b5-1 trading plan.
7.    Can I terminate the 10b5-1 trading plan?
Yes. You may terminate your trading plan at any time so long as you promptly provide written notice to the Chief Financial Officer. Note that if you terminate the plan, the Company will not approve a new trading plan for ninety (90) days post-termination, and the new trading plan must be adopted in accordance with these policies. You may also want to consider whether your trading plan should provide for automatic suspension or termination upon certain events (e.g., an insider’s death or bankruptcy, the announcement of a tender offer for Azitra stock, or a merger).
If you choose to terminate your trading plan prior to its expiration date, we encourage you to consider not trading in the Company’s stock for at least ninety (90) days after termination or longer, to help reduce any appearance that you terminated the trading plan and subsequently traded because you learned of material nonpublic information. The Company will exercise great care in pre-clearing trades during this period.
As with all other Company policies, officers, directors, and certain designated employees must exercise their best judgment and act with the best interests of the Company in mind.

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ATTACHMENT
Officers, Directors, and Certain Key Employees
Subject to Trading Policy
All members of the Board of Directors
Officers and Certain Key
Employees:
Name    Office
Francisco Salve    Chief Executive Officer
Travis Whitfill    Chief Operating Officer
Norman Staskey    Chief Financial Officer
Kathy O’Neil    Controller

ATTACHMENT
AZITRA, INC.
INSIDER TRADING COMPLIANCE PROGRAM
PRE-CLEARANCE NOTICE

Individual Proposing to Trade	:
Compliance Officer	:
Proposed Trade	:
Manner of Trade	:
Proposed Trade Date	:

☐    Trading Window. Confirm that the trade will be made during the Company’s “trading window.”
☐    Section 16 Compliance. Confirm, if the individual is an officer or director subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
☐    Form 4. Ensure that a Form 4 has been or will be completed and will be timely filed.
☐    Prohibited Trades. Confirm, if the individual is an officer or director subject to Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.
☐    Rule 144 Compliance. Confirm that:
☐    Current public information requirement has been met (i.e., all SEC Forms 10-K, 10-Q and other reports during the last twelve months have been filed); the shares are not restricted or, if restricted, the applicable holding period has been met;
☐    Volume limitations during any 90-day period (greater of 1% of outstanding Common Stock or average weekly trading volume last four weeks) are not exceeded (confirm the individual is not part of an aggregated group);
☐    The manner of sale requirements has been met (i.e., “broker’s transaction” or directly with market maker); and
☐    The Notice of Form 144 has been completed and filed.
☐    Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the Company that has not been adequately disclosed to the public, (ii) the individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material and (iii) there are no events that have imposed a special prohibition on trading by the individual.

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Signature of Compliance Officer
I hereby confirm that I am not trading on Material Nonpublic Information. Signature of Individual

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